Exhibit 4.3

AMENDMENT TO THE BRAND LICENSE AND STRATEGIC SERVICES AGREEMENT (the “Amendment Agreement”) is made on the 17th March 2022:

BY AND BETWEEN:

(1)

Vedanta Resources Limited, a company formerly known as Vedanta Resources PLC, incorporated under the laws of United Kingdom, having its office at 30 Berkeley Square London W1J 6EX (‘‘Vedanta Resources” or the “Licensor”, which expression shall, unless the context otherwise requires, includes its successors, permitted assigns and nominees); and

(2)

Vedanta Limited, a public limited company incorporated under the laws of India, having its registered office at 1st Floor, C wing, Unit 103, corporate avenue Atul Projects, Chakala, Andheri (East), Mumbai – 400093 (“Vedanta Limited” or the “Licensee”, which expression shall, unless the context otherwise requires, includes its successors, permitted assigns and nominees).

The Licensor and the Licensee may hereinafter be individually referred to as a ‘Party’ and collectively as the ‘Parties’.

WITNESSETH:

WHEREAS the Parties entered into that certain Brand License and Strategic Services Agreement dated February 25, 2021 (effective from April 01, 2020) (hereinafter collectively referred to as “License Agreement”).

WHEREAS the Parties wish to amend certain terms of the License Agreement to reflect the commercial discussions under the terms and conditions set forth herein.

NOW THEREFORE IN CONSIDERATION OF THE PROMISES AND COVENANTS CONTAINED IN THE LICENSE AGREEMENT AND THIS AMENDMENT AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

1.	Amendments to the License Agreement –

1.1.	Clause 2.1 of the License Agreement is hereby deleted in its entirety and substituted with the following:

“This Agreement shall come into force on and from April 01, 2020 (“Effective Date”) and shall continue to remain in force for a further period of fifteen years from April 01, 2023 till March 31, 2038, unless terminated earlier in accordance with Clause 13 below (“Term’’). The brand license and strategic services fee rate as referred in Annexure G of the agreement will be benchmarked by independent experts every three years or at such frequency as mutually agreed between the parties.”

2.	Effectiveness of this Amendment Agreement

Upon the execution and delivery hereof, the License Agreement shall thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the License Agreement, and this Amendment Agreement and the License Agreement shall henceforth be read, taken and construed as one and the same instrument, but such amendments shall not operate so as to render invalid or improper any action heretofore taken under the License Agreement.

3.	General Provisions

3.1

Except as provided for in this Amendment Agreement, all other terms and conditions of the License Agreement shall remain in full force and effect and shall not be amended or otherwise affected by the above amendment.

3.2	Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the License Agreement.

3.3

This Amendment Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. This Amendment Agreement may be executed by facsimile signature.

3.4

This Amendment Agreement shall be governed by and its performance construed in accordance with the laws of India. Any dispute which has arisen or may arise out of, or in connection with, this Amendment Agreement shall be referred to a single arbitrator (mutually appointed by the Parties) to be finally resolved by arbitration under the Arbitration and Conciliation Act, 1996 (as amended from time to time), which is deemed to be incorporated by reference into this clause. The seat, or legal place of arbitration shall be New Delhi, India and the language of arbitration shall be English. The decision of the arbitrator shall be final and binding to the fullest extent permitted by law.

IN WITNESS WHEREOF the parties have executed this Amendment Agreement the day and year first above written.

Signed by For and on behalf of VEDANTA RESOURCES LIMITED				Date: 27, 04, 2022
) )

Signed by For and on behalf of VEDANTA LIMITED	AJAY KUMAR GOEL	Digitally signed by		Date:
		AJAY KUMAR GOEL	)	Ajay Goel
Date: 2022.04.27
		14:07:11 +05’30’	)	Acting Group CFO